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Exhibit 10.17

SUBLEASE AGREEMENT

        THIS SUBLEASE AGREEMENT (the "Agreement") is made and entered into as of the 21st day of March, 2005, but effective as of March 16, 2005 by and between Particle Drilling Technologies, Inc., dba PDT Holdings, Inc. (hereinafter called "Sublessor" or "PDTI") and The Exploitation Company, LLP (hereinafter called "Sublessee" or "TEC").

WITNESSETH:

        WHEREAS, Sublessor has leased certain space (the "Leased Premises") in Suite 2650 on the 26th floor of the building located at 1021 Main (the "Building") in the City of Houston, Harris County, Texas, from AEW/McCord, L.P. ("Lessor") pursuant to that certain Lease Agreement dated the 16th day of March, 2005 ("Lease Agreement"); and

        WHEREAS, the number of square feet of Rentable Area (as defined in Section 1 of the Lease Agreement) included in or allocated to the Leased Premises under the Lease Agreement is 10,310;

        WHEREAS, both Sublessor and Sublessee have certain needs for a reception, break room, conference rooms, etc. and would find it convenient to share such facilities to minimize costs; and

        WHEREAS, Sublessor desires to sublease to Sublessee, and Sublessee desires to sublease from Sublessor, certain portions of the Leased Premises;

        NOW, THEREFORE, in consideration of the above premises and the terms, conditions and covenants hereinafter set forth, the parties hereto hereby agree as follows:

  1.
  Exclusive TEC Subleased Premises. Sublessor hereby subleases to Sublessee, and Sublessee hereby sublets from Sublessor, that portion of the Leased Premises identified on the floor plan attached hereto as Exhibit A and incorporated herein by reference for all purposes (the "Exclusive TEC Subleased Premises"), containing approximately 2836 square feet of Rentable Area.

  2.
  Exclusive PDTI Premises. Sublessor and Sublessee agree that the portion of the Leased Premises identified on the floor plan attached hereto as Exhibit A, containing approximately 2754 square feet of Rentable Area and incorporated herein by reference shall be for the exclusive use of PDTI (the "Exclusive PDTI Premises").

  3.
  TEC Share. The TEC Share shall equal the square footage represented by the Exclusive TEC Subleased Premises, divided by the sum of: i) the square footage of the Exlcusive TEC Subleased Premises; plus ii) the square footage of the Exclusive PDTI Premises which is calculated to be 50.73% (the "TEC Share").

  4.
  Shared Premises. Sublessor and Sublessee agree that all other areas not specifically identified as Exclusive TEC Subleased Premises or Exclusive PDTI Premises shall be considered Shared Premises and contain approximately 4,720 square feet of Rentable Area. Sublessor and Sublessee agree that neither Sublessor nor Sublessee shall have exclusive use of the Shared Premises, and will share the Base Rent and any additional rent as described in the Lease agreement associated with the Shared Premises plus the cost of a receptionist, cost of stocking the break room, the common copy room and maintenance of any equipment therein, the cost of secretarial support for Mr. John Schiller plus the parking space for Mr. Schiller and his secretarial support with Sublessee paying the TEC Share of such costs (the "Shared costs"). Sublessor and Sublessee agree that they shall coordinate the booking of conference rooms.

  5.
  Term. Subject to and upon the conditions set forth herein, this Agreement shall be in force for a term (the "Sublease Term") of approximately 60 months, commencing on the Effective Date of the Lease Agreement (the "Effective Date") and ending sixty calendar months thereafter.

  6.
  Rental.

  a)
  As rental for the subleasing of the Exclusive TEC Subleased Premises for and during the Sublease Term, Sublessee shall pay to Sublessor, at the address set forth in Section 12 hereof for notices or at such other address as Sublessor may designate from time to time, promptly when due and without demand, deduction, abatement or set-off, except as expressly set forth in this Sublease, in advance on the first day of each calendar month during the Sublease Term the same Base Rent plus any additional rent attributable to the Exclusive TEC Subleased Premises on a per square foot basis as Lessee pays to Sublessor under the Lease Agreement plus the TEC Share of the Shared Costs.

  If the Effective Date of this Sublease is other than the first day of a calendar month, Sublessee shall pay on the Effective Date a pro rata monthly installment of Base Rent for the first partial calendar month of the Sublease Term; and,

  b)
  Sublessee shall pay, to the extent not otherwise paid above, the TEC Share of the amounts payable by Sublessor under Section 6 (Adjustment of Base Rent) of the Lease Agreement; such Sublessee's share (based on the estimate of Operating Expenses, as defined in the Lease Agreement, for the corresponding calendar year provided or to be provided by Lessor pursuant to Section 6 of the Lease Agreement) being payable monthly in advance by Sublessee to Sublessor on the first day of each calendar month during the Sublease Term; and,

  c)
  All other amounts, if any, due by Sublessor to Lessor under the Lease Agreement with respect to the Subleased Premises, including, without limiting the generality of the foregoing, additional costs for overtime air conditioning requested by Sublessee with respect to the Subleased Premises, costs related to default by Sublessee under this Sublease or the Lease Agreement, expenses relating to signs or graphics or other improvements and such other sums as may be due under the Lease Agreement with respect to Sublessee's leasing of the Subleased Premises, all of which amounts shall be due and payable by Sublessee to Sublessor on the later of(i) five (5) days after Sublessee receives written notice thereof, together with copies of all matters furnished by Lessor with respect thereto, or (ii) the same day as the payments are payable by Sublessor.

  7.
  Incorporation and Assumption of Lease Agreement. Insofar as the provisions of the Lease Agreement, attached hereto as Exhibit B, do not conflict with the provisions herein contained, they and each of them are incorporated into this Sublease as fully as if completely rewritten herein. Subject to the immediately following sentence, and to the extent not in conflict or inconsistent with the provisions hereof, Sublessee and Sublessor shall have the same rights and obligations under this Sublease as Sublessor (as Lessee) and Lessor, respectively, have under the Lease Agreement. Sublessor shall not be obligated to perform the obligations of Lessor but, upon request by Sublessee and without cost or expense to Sublessor, Sublessor shall use reasonable efforts to cause the Lessor to perform all of its obligations thereunder for the benefit of Sublessee insofar as they relate to the Subleased Premises. Except as expressly set forth herein to the contrary, Sublessee, during the Sublease Term, shall comply with all provisions of the Lease Agreement and perform all obligations of Sublessor as the Tenant under the Lease Agreement insofar as those obligations relate to the Leased Premises.

  8.
  Security for Sublease. Sublessee agrees to post as either cash or letter of credit, the TEC Share of the security posted by Sublessor in cash or LC as soon as practicable. Until such time, Sublessee shall pay Sublessor as an additional fee, 3%/year of the amount of the cash or LC that is to be posted by Sublessee as compensation for Sublessor posting all of the security to Lessor.

  9.
  Property Condition and Improvements. The Subleased Premises are subleased in their present condition "AS IS" and with all faults, if any, therein, except for latent defects therein to the extent and only to the extent Sublessor is likewise entitled to proceed against and recover from Lessor under this Lease Agreement for and on account of such latent defects in the Subleased Premises.

  10.
  Assignment and Subletting. As consideration for TEC identifying the space and negotiating the Lease, PDTI agrees that TEC shall have the right to replace PDTI as Lessee at any time within 24 months, subject to obtaining Lessor approval, and providing adequate security to Lessor as more fully described in the Lease Agreement. The space occupied by and the parking spaces paid for by PDTI and TEC shall remain unchanged except that Sublessee shall become Lessee under the Lease Agreement and Sublessor under this Agreement, and Sublessor shall become the Sublessee under this Agreement. Sublessee shall not assign or otherwise transfer this Sublease or sublet the Subleased Premises or any part thereof without the prior written consent of Sublessor and Lessor. Lessor's consent to any proposed assignment, other transfer or subletting shall be obtained in accordance with Section 12 of the Lease Agreement.

  11.
  Right of Lessee to Terminate Sublease: At any time after 24 months, Sublessor (whether that be PDTI or TEC at that time), shall have the right to give six months notice to Sublessee to terminate this Agreement. Upon termination of this Agreement, Sublessor shall arrange for the return of any security provided by Sublessee. For the absence of doubt, the minimum term of any sublease shall be 30 months.

  12.
  Notices. The parties' addresses for notices are:
To Sublessor:	Particle Drilling Technologies, Inc. 1021 Main Houston, Texas 77002 Attention: Chris Boswell
To Sublessee:	The Exploitation Company, L.L.P. 1021 Main Houston, Texas 77002 Attention: West Griffin
  13.
  Entire Agreement. This Agreement embodies the entire agreement between the parties hereto relative to the subject matter hereof and shall not be modified in any way except in writing signed by both parties hereto expressly addressing the same as an amendment to this Agreement.

  14.
  Exercise of Options. Sublessor retains the sole right to exercise any options now or hereafter set forth in the Lease Agreement with respect to renewal or expansion preferential space (or other special rights and benefits which may be intended solely for the personal benefit of Sublessor); and Sublessee shall have no right to exercise, or to call upon Sublessor to exercise, such options and rights.

  15.
  Superior Lease Agreement This Sublease shall at all times be subject to the Lease Agreement Sublessor may at any time and from time to time amend the Lease Agreement. This Sublease shall not be effective unless and until consented to by Lessor.

  16.
  Parking. Sublessee, at its sole cost and expense, shall be entitled to, pursuant to Sublessor's parking rights under the Lease Agreement, 4 reserved spaces plus 5 unreserved spaces and through the payment of the TEC Share of the Shared Costs, will pay 50% of the cost of one additional reserved and unreserved space (representing cost of John Schillers' parking plus his secretarial support). The cost of such parking will be as stipulated in the Lease agreement.

  17.
  Consents. Except as expressly set forth in Section 6 hereof, wherever the consent of Lessor is required under the Lease Agreement, Sublessee may obtain the consent of Lessor and no consent of Sublessor will be required.

  18.
  Joinder by Lessor. Lessor joins in the execution of this Sublease Agreement for the purposes of evidencing the following and for no other purposes:

  a)
  its consent to this Agreement between Sublessor to Subiessee of the Subleased Premises; provided, however, such consent in no way releases Sublessor from any obligations or liability under the Lease Agreement; and,

  b)
  its agreement to make available to Sublessee during the Sublease Term only such services and rights with respect to the Subleased Premises as Sublessor is entitled to receive pursuant to the terms of the Lease Agreement, and,

  c)
  its confirmation that to the best of its knowledge, as of the date of its execution of this Agreement, Sublessor is not in default under the Lease Agreement

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date aforesaid.

SUBLESSOR:		SUBLESSEE:
Particle Drilling Technologies, Inc. d/b/a PDT Holdings, Inc.		The Exploitation Company, L.L.P.
By:	/s/ JOHN D. SCHILLER, JR. John D. Schiller, Jr. President and Chief Executive Officer	By:	/s/ WEST GRIFFIN West Griffin Chief Financial Officer
Lessor's signature is affixed hereto for the purposes set forth in Section 13 hereof and for no other purposes.
LESSOR:
NAVISYS GROUP as Agent for AEW/McCORD, L.P.
By:	McCord Holdings (Texas) GP#1, L.L.C.
By:	/s/ C. PEYTON COLLINS C. Peyton Collins, Executive Vice President

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  Exhibit 10.17
SUBLEASE AGREEMENT